UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report December 14, 2017
(Date of earliest event reported)

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15 Joys Lane, Kingston, NY	12401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 802-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
            Emerging growth company       □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 1.01.   Entry into a Material Definitive Agreement.
On December 14, 2017, Kingstone Companies, Inc. (the "Company") announced that it had priced its public offering (the "Offering") of $30 million aggregate principal amount of 5.50% Senior Unsecured Notes due 2022 (the "Notes") pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-221615) and the Company's prospectus supplement related to the Offering. The price to purchasers will be 99.456% of the principal amount of the Notes representing a yield-to-maturity of 5.625%. In connection with the Offering, the Company entered into an underwriting agreement as described below.
Underwriting Agreement
On December 14, 2017, the Company and Sandler O'Neil & Partners, L.P. (the "Underwriter") entered into an underwriting agreement (the "Underwriting Agreement") relating to the sale of the Notes.  A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated by reference herein.  The following description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement filed herewith as Exhibit 1.1 to this Current Report.
Pursuant to the Underwriting Agreement, the Underwriter is obligated to purchase the Notes subject to satisfaction of the conditions contained in the Underwriting Agreement.  The Company will reimburse the Underwriter for its reasonable out-of-pocket expenses incurred in connection with its engagement as underwriter, including, without limitation, disbursements, fees and expenses of the Underwriter's counsel (not to exceed $100,000) and marketing, syndication and travel expenses (not to exceed $5,000).  The Company will also pay certain other expenses related to the Offering and estimates that the total expenses of the Offering, exclusive of the underwriting discount and commissions, will be approximately $300,000, with net proceeds to the Company expected to be approximately $29.1 million, after deducting underwriting discounts and commissions and other estimated Offering expenses.
Pursuant to the terms of the Underwriting Agreement, the sale of the Notes is expected to be completed by December 19, 2017. The Notes will be issued under an indenture and supplemental indenture, each to be dated as of the issuance date, between the Company and Wilmington Trust, National Association, as trustee.
The Underwriting Agreement includes certain customary representations, warranties and covenants by the Company.  It also provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make because of any such liabilities.
Item 7.01.   Regulation FD Disclosure.

On December 14, 2017, the Company issued a press release (the "Press Release") announcing the pricing of the Offering.
A copy of the Press Release is furnished as Exhibit 99.1 hereto.
The information in the Press Release is being furnished, not filed, pursuant to this Item 7.01.  Accordingly, the information in the Press Release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.  The furnishing of the information in this Current Report with respect to the Press Release is not intended to, and does not, constitute a determination or admission by the Company that the information in this Current Report with respect to the Press Release is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01.   Financial Statements and Exhibits.
(d) Exhibits:
1.1	Underwriting Agreement, dated December 14, 2017, between Kingstone Companies, Inc. and Sandler O'Neill & Partners, L.P.
12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges
99.1	Press release, dated December 14, 2017, issued by Kingstone Companies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
KINGSTONE COMPANIES, INC.

Dated: December 15, 2017	By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President